                                                                   EXHIBIT 10.1


                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT is made and entered into as of the 5th day of September, 2003, by and between CHICO'S FAS, INC. a Florida corporation (the "Employer"), and RICHARD D. SARMIENTO (the "Employee").

                                  WITNESSETH:

         1. EMPLOYMENT. The Employer hereby employs the Employee, and the Employee hereby accepts such employment, upon the terms and subject to the conditions set forth in this Agreement.

         2. TERM. Subject to the provisions of termination as hereinafter provided, the term of employment under this Agreement shall be effective as of the date first above written and shall continue until the third anniversary thereof; provided, however, that beginning on such third anniversary and on each anniversary (each a "Renewal Date") thereafter, the term of this agreement shall automatically be extended for one additional year, unless either party gives the other written notice of non-renewal at least one hundred eighty (180) days prior to any such Renewal Date.

         3.       COMPENSATION; REIMBURSEMENT, ETC.

                  (a) The Employer shall pay to the Employee as compensation for all services rendered by the Employee during the term of this Agreement a basic annualized salary of $300,000 per year (the "Basic Salary"), or such other sum as the parties may agree on from time to time, payable monthly or in other more frequent installments, as determined by the Employer. The Board of Directors of the Employer shall have the right to increase the Employee's compensation from time to time by action of the Board of Directors. In addition, the Board of Directors of the Employer, in its discretion, may, with respect to any year during the term hereof, award a bonus or bonuses to the Employee in addition to the bonuses provided for in Section 3(b). The compensation provided for in this Section 3(a) shall be in addition to any pension or profit sharing payments set aside or allocated for the benefit of the Employee.

                  (b)      In addition to the Basic Salary paid pursuant to
Section 3(a), the Employer shall pay as incentive compensation a semi annual bonus based upon the Employee's performance and computed in accordance with the incentive bonus plan adopted each year by the Board of Directors of the Employer.

                  (c) The Employer shall reimburse the Employee for all reasonable expenses incurred by the Employee in the performance of his duties under this Agreement; provided, however, that the Employee must furnish to the Employer an itemized account, satisfactory to the Employer, in substantiation of such expenditures.

                  (d) The Employee shall be entitled to such fringe benefits including, but not limited to, medical and insurance benefits as may be provided from time to time by the Employer to other management employees of the Employer.

                  (e) The Employee shall provide his own automobile for use as an employee hereunder. The Employee shall at all times maintain said automobile in good repair and condition and shall insure both Employer and Employee against claims for bodily injury, death or property damage occurring as a result of its use to the limit of not less than Five Hundred Thousand ($500,000.00) Dollars in respect to personal injury to any one person and to the limit of not less than One Million ($1,000,000.00) Dollars in respect to personal injury in any one accident and to the limit of not less than One Hundred Thousand ($100,000.00) Dollars in respect to property damage. The Employer shall provide the Employee with an automobile allowance of $2,000 per month ($24,000 per year).

                  (f) No later than 30 days after the date of this Agreement, the Employee shall receive one or more nonqualified stock options to purchase an aggregate of 60,000 shares of the Employer's common stock. The right to purchase such stock shall be nontransferable and shall vest in equal thirds on each one year anniversary date of the date of execution of this Agreement over a 3 year period commencing one year after the date of execution of this Agreement and such vesting shall continue during such period as the Employee is continuing to receive and/or entitled to receive compensation under this Agreement. The option price on the options shall be equal to the closing market price of the stock on the date of grant. The Employer may grant said stock options either under the Employer's currently existing stock option plans ("Plans"), or in such other manner as may be determined by the Employer; provided, however, that the terms pursuant to which the stock option is granted, if granted outside of the Plans, shall be substantially similar to the terms of grant contained in the Plans.

                  (g) The Employee shall be entitled to reimbursement of relocation expenses associated with the Employee's initial move to Florida, all in accordance with the standard relocation expense reimbursement policy of the Employer that is in effect for other management employees of the Employer.

         4.       DUTIES.

                  (a) The Employee is engaged to serve in the following capacities:


                  Title                                       Entity

                  Senior Vice President - White House         Employer
                  President                                   The White House, Inc., a wholly
                                                                 owned subsidiary of the Employer

In addition, the Employee shall have such other duties as may from time to time be reasonably assigned to him by the Board of Directors of the Employer.

                  (b) The Employee shall be entitled to continue to perform his duties primarily from the offices of The White House, Inc. located in Glen Burnie, Maryland from the date of this Agreement up until July 30, 2004; provided, however, that during such period, the Employee will be required to travel to the headquarters offices of the Employer in Fort Myers, Florida from time to time, as may be reasonably necessary to participate in management of The White House, Inc. and to such extent as may be reasonably agreed upon by the parties. The Employee agrees to relocate to the Fort Myers, Florida area no later than July 30, 2004; from and after such relocation, the Employee will be required to perform his duties from the headquarters offices of the Employer in Fort Myers, Florida.

         5.       EXTENT OF SERVICES; VACATIONS AND DAYS OFF.

                  (a) During the term of his employment under this Agreement, the Employee shall devote such time, energy and attention during regular business hours to the benefit and business of the Employer as may be reasonably necessary in performing his duties pursuant to this Agreement.

                  (b) The Employee shall be entitled to vacations with pay and to such personal and sick leave with pay in accordance with the policy of the Employer as may be established from time to time by the Employer.

         6. FACILITIES. The Employer shall provide the Employee with a fully furnished office, and the facilities of the Employer shall be generally available to the Employee in the performance of his duties pursuant to this Agreement, it being understood and contemplated by the parties that all equipment, supplies and office personnel required in the performance of the Employee's duties under this Agreement shall be supplied by the Employer.

         7.       ILLNESS OR INCAPACITY, TERMINATION ON DEATH, ETC.

                  (a) If the Employee dies during the term of his employment, the Employer shall pay to the estate of the Employee such compensation, including any bonus compensation earned but not yet paid, as would otherwise have been payable to the Employee up to the end of the month in which his death occurs plus six (6) month's additional compensation. The Employer shall have no additional financial obligation under this Agreement to the Employee or his estate. After receiving the payments provided in this subparagraph (a), the Employee and his estate shall have no further rights under this Agreement.

                           (i)      During any period of disability, illness or
incapacity during the term of this Agreement which renders the Employee at least temporarily unable to perform the services required under this Agreement for a period which shall not equal or exceed one hundred and eighty (180) continuous days, or one hundred and eighty (180) continuous days in any one (1) year period, the Employee shall receive the compensation payable under Section 3(a) of this Agreement plus any bonus compensation earned but not yet paid, less any benefits received by him under any disability insurance carried by or provided by the Employer. All rights of the Employee under this Agreement (other than rights already accrued) shall terminate as provided below upon the Employee's permanent disability (as defined below), although the Employee shall continue to receive any disability benefits to which he may be entitled under any disability income insurance which may be carried by or provided by the Employer from time to time.

                           (ii)     The term "permanent disability" as used in
this Agreement shall mean the inability of the Employee, as determined by the Board of Directors of the Employer, by reason of physical or mental disability to perform the duties required of him under this Agreement for a period of one hundred and eighty (180) days in any one-year period. Successive periods of disability, illness or incapacity will be considered separate periods unless the later period of disability, illness or incapacity is due to the same or related cause and commences less than six months from the ending of the previous period of disability. Upon such determination, the Board of Directors may terminate the Employee's employment under this Agreement upon ten (10) days' prior written notice. If any determination of the Board of Directors with respect to permanent disability is disputed by the Employee, the parties hereto agree to abide by the decision of a panel of three physicians. The Employee and Employer shall each appoint one member, and the third member of the panel shall be appointed by the other two members. The Employee agrees to make himself available for and submit to examinations by such physicians as may be directed by the Employer. Failure to submit to any such examination shall constitute a breach of a material part of this Agreement.

         8.       OTHER TERMINATIONS.

                  (a)      Voluntary Termination By Employee.

                           (i)      The Employee may terminate his employment
hereunder upon giving at least ninety (90) days' prior written notice.

                           (ii)     If the Employee gives notice pursuant to
Section 8(a) above, the Employer shall have the right to relieve the Employee, in whole or in part, of his duties under this Agreement (without reduction in compensation through the termination date).

                  (b)      Termination by Employer.

                           (i)      Except as otherwise provided in this
Agreement, the Employer may terminate the employment of the Employee hereunder for good cause and upon written notice; provided, however, that no breach or default by the Employee shall be deemed to occur hereunder unless the Employee shall have failed to cure the breach or default within thirty (30) days after he received written notice thereof indicating that it is a notice of termination pursuant to this Section of this Agreement.

                           (ii)     As used herein, "good cause" shall include:

                                    (1)      the Employee's conviction of
         either a felony involving moral turpitude or any crime in connection with his employment by the Employer which causes the Employer a substantial detriment, but specifically shall not include traffic offenses;

                                    (2)      actions by the Employee which
         clearly are contrary to the best interests of the Employer;

                                    (3)      the Employee's willful failure to
         take actions permitted by law and necessary to implement policies of the Employer's Board of Directors which the Board of Directors has communicated to him in writing;

                                    (4)      the Employee's continued failure
         to attend to his duties as an management employee of the Employer; or

                                    (5)      any condition which either
         resulted from the Employee's substantial dependence, as determined by the Board of Directors of the Employer, on alcohol, or any narcotic drug or other controlled or illegal substance. If any determination of substantial dependence is disputed by the Employee, the parties hereto agree to abide by the decision of a panel of three physicians appointed in the manner and subject to the same penalties for noncompliance as specified in Section 7(b)(ii) of this Agreement.

                           (iii)    Termination of the employment of the
Employee for reasons other than those expressly specified in this Agreement as good cause shall be deemed to be a termination of employment "without good cause."

                  (c) Continuation of Compensation Following Termination Without Good Cause.

                           (i)      If the Employer shall terminate the
employment of the Employee without good cause effective on a date earlier than the termination date provided for in Section 2 (with the effective date of termination as so identified by the Employer being referred to herein as the "Accelerated Termination Date"), the Employee, until the termination date provided for in Section 2 or until the date which is twelve (12) months after the Accelerated Termination Date, whichever is later, shall continue to receive the Basic Salary and other compensation and employee benefits (including without limitation the bonus that would otherwise have been payable during such compensation continuation period under the bonus plan in effect immediately before the Accelerated Termination Date) that the Employer has heretofore in
Section 3 agreed to pay and to provide for the Employee, in each case in the amount and kind and at the time provided for in Section 3; provided that, notwithstanding such termination of employment, the Employee's covenants set forth in Section 10 and Section 11 are intended to and shall remain in full force and effect.

                           (ii)     The parties agree that, because there can
be no exact measure of the damage that would occur to the Employee as a result of a termination by the Employer of the Employee's employment without good cause, the payments and benefits paid and provided pursuant to this Section 8(c) shall be deemed to constitute liquidated damages and not a penalty for the Employer's termination of the Employee's employment without good cause, and the Employer agrees that the Employee shall not be required to mitigate his damages.

                  (d)      Rights Upon Change in Control.

                           (i)      If a Change in Control of the Employer, as
defined in Section 8(d)(ii) shall occur and the Employee shall:

                                    (1)      voluntarily terminate his
         employment within one year following such Change in Control and such termination shall be as a result of the Employee's good faith determination that as a result of the Change in Control and a change in circumstances thereafter significantly affecting his position, he can no longer adequately exercise the authorities, powers, functions or duties attached to his position as an executive officer of the Employer; or

                                    (2)      voluntarily terminate his
         employment within one year following such Change in Control, and such termination shall be as a result of the Employee's good faith determination that he can no longer perform his duties as an executive officer of the Employer by reason of a substantial diminution in his responsibilities, status or position; or

                                    (3)      have his employment terminated by
         the Employer for reasons other than those specified in Section 8(b)(ii) within one (1) year following such Change in Control;

then in any of the above three cases, the Employee shall have, instead of the further rights described in Section 3(a), the right to immediately terminate this Agreement and a nonforfeitable right to receive, payable in a lump sum, the sum of the monthly amounts of his Basic Salary for a period equal to the greater of 12 months or the number of full months remaining in the period from the date of such termination through the termination date provided for in
Section 2 of this Agreement plus an amount equal to the aggregate of all bonuses earned by the Employee with respect to the 12 month period ended on the fiscal quarter end which next precedes such date of termination.

                           (ii)     For purposes of this Agreement, a "Change
in Control" shall mean:

                                    (1)      the obtaining by any party of
         fifty percent (50%) or more of the voting shares of the Employer pursuant to a "tender offer" for such shares as provided under Rule 14d-2 promulgated under the Securities Exchange Act of 1934, as amended, or any subsequent comparable federal rule or regulation governing tender offers; or

                                    (2)      individuals who were members of
         the Employer's Board of Directors immediately prior to any particular meeting of the Employer's shareholders which involves a contest for the election of directors fail to constitute a majority of the members of the Employer's Board of Directors following such election; or

                                    (3)      the Employer's executing an
         agreement concerning the sale of substantially all of its assets to a purchaser which is not a subsidiary; or

                                    (4)      the Employer's adoption of a plan
         of dissolution or liquidation; or

                                    (5)      the Employer's executing an
         agreement concerning a merger or consolidation involving the Employer in which the Employer is not the surviving corporation or if, immediately following such merger or consolidation, less than fifty percent (50%) of the surviving corporation's outstanding voting stock is held by persons who are stockholders of the Employer immediately prior to such merger or consolidation.

                           (iii)    The provisions of Section 8(c) and this
Section 8(d) are mutually exclusive, provided, however, that if within one year following commencement of an 8(c) payout there shall be a Change in Control as defined in Section 8(d)(ii), then the Employee shall be entitled to the amount payable to the Employee under Section 8(d)(i) reduced by the amount that the Employee has received under Section 8(c) up to the date of the change in control. The triggering of the lump sum payment requirement of this Section 8(d) shall cause the provisions of Section 8(c) to become inoperative. The triggering of the continuation of payment provisions of Section 8(c) shall cause the provisions of Section 8(d) to become inoperative except to the extent provided in this Section 8(d)(iii).

                  (e) Compensation Payable Upon Termination by Employer for Good Cause or Voluntarily by Employee Absent Change in Control. If the employment of the Employee is terminated for good cause under Section 8(b)(ii) of this Agreement, or if the Employee voluntarily terminates his employment by written notice to the Employer under Section 8(a) of this Agreement without reliance on Section 8(d), the Employer shall pay to the Employee any compensation earned but not paid to the Employee prior to the effective date of such termination. Under such circumstances, such payment shall be in full and complete discharge of any and all liabilities or obligations of the Employer to the Employee hereunder, and the Employee shall be entitled to no further benefits under this Agreement.

                  (f) Release. Payment of any compensation to the Employee under this Section 8 following termination of employment shall be conditioned upon the prior receipt by the Employer of a release executed by the Employee in substantially the form attached to this Agreement as Exhibit A.

         9. DISCLOSURE. The Employee agrees that during the term of his employment by the Employer, he will disclose and disclose only to the Employer all ideas, methods, plans, developments or improvements known by him which relate directly or indirectly to the business of the Employer, whether acquired by the Employee before or during his employment by the

Employer. Nothing in this Section 9 shall be construed as requiring any such communication where the idea, plan, method or development is lawfully protected from disclosure as a trade secret of a third party or by any other lawful prohibition against such communication.

         10. CONFIDENTIALITY. The Employee agrees to keep in strict secrecy and confidence any and all information the Employee assimilates or to which he has access during his employment by the Employer and which has not been publicly disclosed and is not a matter of common knowledge in the fields of work of the Employer. The Employee agrees that both during and after the term of his employment by the Employer, he will not, without the prior written consent of the Employer, disclose any such confidential information to any third person, partnership, joint venture, company, corporation or other organization.

         11.      NONCOMPETITION AND NONSOLICITATION.

         The Employee hereby acknowledges that, during and solely as a result of his employment by the Employer and/or the Employer's affiliate, he may have received and shall continue to receive: (1) special training and education with respect to the operations of a retail clothing chain and other related matters, and (2) access to confidential information and business and professional contacts. In consideration of the special and unique opportunities afforded to the Employee by the Employer as a result of the Employee's employment, as outlined in the previous sentence, the Employee hereby agrees as follows:

                  (a) During the term of the Employee's employment, whether pursuant to this Agreement, any automatic or other renewal hereof or otherwise, and, except as may be otherwise herein provided, for a period of two
(2) years after the termination of his employment with the Employer, regardless of the reason for such termination, the Employee shall not, directly or indirectly, enter into, engage in, be employed by or consult with any business which competes with the business of the Employer by selling, offering to sell, soliciting offers to buy, or producing, or by consulting with others concerning the selling or producing of, any product substantially similar to those now sold or produced by the Employer or included in the product lines then developed by the Employer for sale or production, or by engaging in transactions with any person who was a vendor of merchandise to the Employer; provided that the restriction on the ability to deal with a vendor shall not apply to dealing with any vendor from whom the Employer has not purchased or is not expected to purchase in excess of $250,000 of merchandise in any one fiscal year. The Employee shall not engage in such prohibited activities, either as an individual, partner, officer, director, stockholder, employee, advisor, independent contractor, joint venturer, consultant, agent, or representative or salesman for any person, firm, partnership, corporation or other entity so competing with the Employer. The restrictions of this Section 11 shall not be violated by (i) the ownership of no more than 2% of the outstanding securities of any company whose stock is traded on a national securities exchange or is quoted in the Automated Quotation System of the National Association of Securities Dealers (NASDAQ), or (ii) other outside business investments that do not in any manner conflict with the services to be rendered by the Employee for the Employer and that do not diminish or detract from the Employee's ability to render his required attention to the business of the Employer.

                  (b) During his employment with the Employer and, except as may be otherwise herein provided, for a period of two (2) years following the termination of his employment with the Employer, regardless of the reason for such termination, the Employee agrees he will refrain from and will not, directly or indirectly, as an individual, partner, officer, director, stockholder, employee, advisor, independent contractor, joint venturer, consultant, agent, representative, salesman or otherwise (1) solicit any of the employees of the Employer to terminate their employment or (2) accept employment with or seek remuneration by any of the clients or customers of the Employer with whom the Employer did business during the term of the Employee's employment.

                  (c) The period of time during which the Employee is prohibited from engaging in certain business practices pursuant to Sections 11(a) or (b) shall be extended by any length of time during which the Employee is in breach of such covenants.

                  (d) It is understood by and between the parties hereto that the foregoing restrictive covenants set forth in Sections 11(a) through
(c) are essential elements of this Agreement, and that, but for the agreement of the Employee to comply with such covenants, the Employer would not have agreed to enter into this Agreement. Such covenants by the Employee shall be construed as agreements independent of any other provision in this Agreement. The existence of any claim or cause of action of the Employee against the Employer, whether predicated on this Agreement, or otherwise, shall not constitute a defense to the enforcement by the Employer of such covenants.

                  (e) It is agreed by the Employer and Employee that if any portion of the covenants set forth in this Section 11 are held to be invalid, unreasonable, arbitrary or against public policy, then such portion of such covenants shall be considered divisible both as to time and geographical area. The Employer and Employee agree that, if any court of competent jurisdiction determines the specified time period or the specified geographical area applicable to this Section 11 to be invalid, unreasonable, arbitrary or against public policy, a lesser time period or geographical area which is determined to be reasonable, non-arbitrary and not against public policy may be enforced against the Employee. The Employer and the Employee agree that the foregoing covenants are appropriate and reasonable when considered in light of the nature and extent of the business conducted by the Employer.

         12. SPECIFIC PERFORMANCE. The Employee agrees that damages at law will be an insufficient remedy to the Employer if the Employee violates the terms of Sections 9, 10 or 11 of this Agreement and that the Employer would suffer irreparable damage as a result of such violation. Accordingly, it is agreed that the Employer shall be entitled, upon application to a court of competent jurisdiction, to obtain injunctive relief to enforce the provisions of such Sections, which injunctive relief shall be in addition to any other rights or remedies available to the Employer. The Employee agrees to pay to the Employer all costs and expenses incurred by the Employer relating to the enforcement of the terms of Sections 9, 10 or 11 of this Agreement, including reasonable fees and disbursements of counsel (both at trial and in appellate proceedings).

         13. COMPLIANCE WITH OTHER AGREEMENTS. The Employee represents and warrants that the execution of this Agreement by him and his performance of his obligations hereunder will not conflict with, result in the breach of any provision of or the termination of or constitute a default under any Agreement to which the Employee is a party or by which the Employee is or may be bound.

         14. WAIVER OF BREACH. The waiver by the Employer of a breach of any of the provisions of this Agreement by the Employee shall not be construed as a waiver of any subsequent breach by the Employee.

         15. BINDING EFFECT; ASSIGNMENT. The rights and obligations of the Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Employer. It is expressly acknowledged that the provisions of Section 11 relating to noncompetition, nonsolicitation and nonacceptance may be enforced by the Employer's successors and assigns. This Agreement is a personal employment contract and the rights, obligations and interests of the Employee hereunder may not be sold, assigned, transferred, pledged or hypothecated.

         16. ENTIRE AGREEMENT. This Agreement contains the entire agreement and supersedes all prior agreements and understandings, oral or written, with respect to the subject matter hereof. This Agreement may be changed only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge is sought.

         17. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

         18. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida (except any choice of law provision of Florida law shall not apply if the law of a state or jurisdiction other than Florida would apply thereby).

         19. NOTICE. All notices which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy or similar electronic transmission method; one working day after it is sent, if sent by recognized expedited delivery service; and five days after it is sent, if mailed, first class mail, certified mail, return receipt requested, with postage prepaid. In each case notice shall be sent to:

         If to the Employee:    Richard D. Sarmiento
                                140 Eareckson Lane
                                Stevensville, MD 21666

         If to the Employer:    Chico's FAS, Inc.
                                11215 Metro Parkway

                                Ft. Myers, Florida  33912

         with a copy to:        Gary I. Teblum, Esquire
                                Trenam, Kemker, Scharf, Barkin,
                                Frye, O'Neill & Mullis, P.A.
                                Post Office Box 1102
                                Tampa, Florida 33601

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.


                                        CHICO'S FAS, INC.


                                        By:
                                           ------------------------------------


                                        EMPLOYEE:


                                        ---------------------------------------
                                        RICHARD D. SARMIENTO

                                   EXHIBIT A
                                       TO
                 EMPLOYMENT AGREEMENT WITH RICHARD D. SARMIENTO


                                    RELEASE

         WHEREAS, Richard D. Sarmiento (the "Executive") is an employee of Chico's FAS, Inc., (the "Company") and is a party to the Employment Agreement dated September 5, 2003 (the "Agreement");

         WHEREAS, the Executive's employment has been terminated in accordance with Section 8___ of the Agreement; and

         WHEREAS, the Executive is required to sign this Release in order to receive the payment of any compensation under Section 8 of the Agreement following termination of employment.

         NOW, THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Executive agrees as follows:

         1. This Release is effective on the date hereof and will continue in effect as provided herein.

         2. In consideration of the payments to be made and the benefits to be received by the Executive pursuant to the Agreement, which the Executive acknowledges are in addition to payment and benefits to which the Executive would be entitled to but for the Agreement, the Executive, for the Executive and the Executive's dependents, successors, assigns, heirs, executors and administrators (and the Executive and their legal representatives of every kind), hereby releases, dismisses, remises and forever discharges the Company, its predecessors, parents, subsidiaries, divisions, related or affiliated companies, officers, directors, stockholders, members, employees, heirs, successors, assigns, representatives, agents and counsel (collectively the "Released Party") from any and all arbitrations, claims, including claims for attorney's fees, demands, damages, suits, proceedings, actions and/or causes of action of any kind and every description, whether known or unknown, which the Executive now has or may have had for, upon, or by reason of any cause whatsoever (with the exception of any nonemployment related claims arising out of or under that certain Stock Purchase Agreement dated as of July 30, 2003 by and among, the Company, The White House, Inc. the Executive and others) ("claims"), against the Released Party, including but not limited to:

         (a) any and all claims arising out of or relating to Executive's employment by or service with the Company and the Executive's termination from the Company.

         (b) any and all claims of discrimination, including but not limited to claims of discrimination on the basis of sex, race, age, national origin, marital status, religion or handicap, including, specifically, but without limiting the generality of the foregoing, any claims under the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act; and

         (c) any and all claims of wrongful or unjust discharge or breach of any employment related contract or promise, express or implied.

         3. The Executive understands and acknowledges that the Company does not admit any violation of law, liability or invasion of any of the Executive rights and that any such violation, liability or invasion is expressly denied. The consideration provided for this Release is made for the purpose of settling and extinguishing all claims and rights (and every other similar or dissimilar matter) that the Executive ever had or now may have against the Company to the extent provided in this Release. The Executive further agrees and acknowledges that no representations, promises or inducements have been made that the Company other than as appear in the Agreement.

         4.       The Executive further agrees and acknowledges that:

         (a) The Release provided for herein releases claims to and including the date of this Release;

         (b) The Executive has been advised by the Company to consult with legal counsel prior to executing this Release, has had an opportunity to consult with and to be advised by legal counsel of the Executive's choice, fully understands the terms of this Release, and enters into this Release freely, voluntarily and intending to be found.

         (c) The Executive has been given a period of 21 days to review and consider the terms of this Release, prior to its execution and that the Executive may use as much of the 21 day period as the Executive desires; and

         (d) The Executive may, within 7 days after execution, revoke this Release. Revocation shall be made by delivering a written notice of revocation to the Chief Financial Officer at the Company. For such revocation to be effective, written notice must be actually received by the Chief Financial Officer at the Company no later than the close of business on the 7th day after the Executive executes this Release. If the Executive does exercise the Executive's right to revoke this Release, all of the terms and conditions of the Release shall be of no force and


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
                  effect and the Company shall not have any obligation to make payments or provide benefits to the Executive as set forth in Sections 8 of the Agreement.

         5. The Executive agrees that the Executive will never file a lawsuit or other complaint asserting any claim that is released in this Release.

         6. The Executive waives and releases any claim that the Executive has or may have to reemployment after______________________.

         IN WITNESS WHEREOF, the Executive has executed and delivered this Release on the date set forth below.


Dated:
      ------------------------          ---------------------------------------
                                        Executive


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